EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT (this "Agreement") effective as of September 9, 1992, is made between BANNER AEROSPACE, INC., a Delaware corporation (the "Company"), and JEFFREY J. STEINER ("Steiner").

                                    RECITALS
                                    --------
         The Company wishes to employ Steiner as its Vice Chairman and Steiner is willing to accept such employment, upon the terms and conditions set forth in this Agreement.

                                  CONSIDERATION
                                  -------------
NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Steiner covenant and agree as follows:

                            COVENANTS AND AGREEMENTS
                            ------------------------
1.       Employment, Duties and Acceptance
         ---------------------------------
         1.1 The Company hereby employs Steiner throughout the Term (as hereinafter defined), as its Vice Chairman of the Board, to render such services and perform such duties as the Company's Board of Directors may reasonably request Steiner to render or perform for the Company and its 80% or more owned subsidiaries incorporated in the United States. Not less than one-third of the compensation to be paid to Steiner under this Agreement is for services to be rendered by Steiner outside the United States, but no compensation shall be paid to Steiner for the services performed by Steiner in any foreign country where Steiner is paid pursuant to a separate agreement with an affiliate of Steiner organized outside the United States.

         1.2 Steiner hereby accepts such employment and agrees to render his services and perform his duties as provided in this Agreement. Steiner further agrees to accept election and to serve during all or any part of the Term as a director of the Company and as a director of any subsidiary or affiliate of the Company, with such compensation therefor as is paid to directors of the Company who are employed by the Company, if he is elected to any such position by the stockholders or directors of the Company or by the stockholders or directors of any subsidiary or affiliate, as the case may be.

         1.3      Notwithstanding anything to the contrary contained in this
         Section 1, Steiner shall not be required to render any service or perform any duty which shall conflict with services he shall render to, duties he shall perform for, or other obligations to (i) The Fairchild Corporation or its subsidiaries, whether as its Chairman of the Board, Chief Executive Officer, or otherwise, or (ii) Rexnord Corporation or its subsidiaries, whether as its Vice Chairman, or otherwise.

         1.4 Steiner may render services and perform his duties from such location as he, in his sole discretion, shall determine, and shall not be required to maintain any residence or be physically present at any location without his prior consent.

2.       Base Salary, Bonus
         ------------------
         2.1 As compensation for all services to be rendered by Steiner pursuant to this Agreement, the Company hereby agrees to pay Steiner, subject to the provisions of Section 2.2, and Steiner agrees to accept, a base salary at an initial rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, or such greater amount as shall be approved by the Board of Directors or its Compensation Committee, if it shall have such a committee with authority to fix compensation of executive officers (such base salary as increased from time to time being hereafter referred to as "Base Salary"), payable in equal monthly or semimonthly installments, in accordance with Company policy. In any event, commencing on the first anniversary thereof, the Board of Directors of the Company, or its Compensation
         Committee, shall determine whether Base Salary should be increased in order to adequately and fairly reflect the value of the services provided by Steiner to the Company. Nothing in this
         Section 2 shall be deemed to limit the authority of the Board of Directors or Compensation Committee to pay special bonuses to Steiner in addition to Base Salary.

         2.2 Base Salary shall be subject to withholding of such amounts as shall be required under applicable law. Each monthly installment of Base Salary, less such amounts as are withheld by the Company, shall be paid to Steiner at such intervals as the Company shall pay its other senior executives, but no less frequently than monthly, for the services rendered during the immediately preceding pay period.

         2.3 In addition to Bas Salary, Steiner shall be entitled to all rights and benefits for which he shall be eligible under any (i) stock option plan, (ii) bonus, participation or extra compensation plan or incentive compensation plan, (iii) auto allowance plan, (iv) pension or profit sharing plan, (v) group life, hospitalization or disability insurance plan, or other health program, and (vi) other so-called "fringe" benefit plans, formal or informal which the Company may, in its sole discretion, provide for him or for its employees ((i) through (v) together, the "Additional Compensation Plans"). Steiner shall in all events be eligible and entitled to participate in all Additional Compensation Plans, at a level, extent of participation, and vesting no less favorable than that to which the highest compensated executive of the Company, other than Steiner, is eligible or entitled.

         3.       Expense Reimbursement.       The Company agrees to reimburse
                  ----------------------
         Steiner for or to pay at Steiner's direction all ordinary and necessary expenses actually incurred by Steiner in the course of the performance of his services hereunder. Steiner agrees to submit such receipts, vouchers or other written documentation as the Company may reasonably request in order to verify the expenditure of such funds to the reasonably satisfaction of the Company's Treasurer or Chief Financial Officer. If in providing services hereunder, Steiner shall be in a city in which he does not maintain a residence (it being expressly understood and agreed that Steiner shall not be requested to maintain a residence in, or render services from any particular city or country), the costs of accommodation and other business related expenses incurred by or on behalf of Steiner in such city shall be paid or reimbursed by the Company, and such reimbursement shall include, but not be limited to, suitable hotel or other residential accommodations.

         4.       Indemnification       The Company agrees to hold harmless and
                  ---------------
         indemnify, Steiner, if he is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, including any action by or in the right of the company, by reason of or inuring from the provision of his services hereunder (other than any action by the Company against Steiner by reason of breach of this Agreement by Steiner), or by reason of or inuring from Steiner's acting as a director or executive officer of the Company, against all judgements, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, and expenses of experts, to the fullest extent permitted by law. If permitted by law and by the Certificate of Incorporation and Bylaws of the Company, the Company shall advance to Steiner all legal and other expenses incurred in defending any threatened or pending action or proceeding.

5.       Protection of Confidential Information
         --------------------------------------
         5.1 In view of the fact that Steiner's work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public and plans for future developments, Steiner agrees that unless a Trigger Event shall have occurred:

                  5.1.1 During the Term and for a period of three (3) years thereafter, to keep secret and retain in the strictest confidence all confidential matters of the Company, including, without limitation, "know-how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, and other business affairs of the company, disclosed to him by the Company, and not to disclose them to anyone outside the Company, either during or after his employment with the Company, except (a) in the course of performing his duties hereunder or with the Company's express written consent, (b) as required by law, or
                  (c) if such matters lose their confidential nature other than by an authorized act of Steiner;

                  5.1.2 To deliver promptly to the company on termination of his employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents ( and all copies thereof) relating to the Company's business and all property associated therewith, which he may then possess or have under his control.

         5.2 If Steiner commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.1, the Company shall have the following rights and remedies:

                  5.2.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                  5.2.2 The right and remedy to require Steiner to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Steiner as the result of any transactions constituting a breach of any of the provisions of Section 5.1, shall not be limited by the provisions of Section 5.2.1, and Steiner hereby agrees to account for and pay over such Benefits to the Company.

                  Each of the rights and remedies enumerated above shall independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

         5.3 If any of the covenants contained in Section 5.1, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         5.4 In any of the covenants contained in Section 5.1, or any part thereof, is held to be unenforceable because of the duration of such provision, the parties agree that the court making such determination shall have the power to reduce the duration of such provision and, in its reduced form, said provision shall then be enforceable.

         5.5 In the event that any action, suit or other proceeding at law or in equity is brought to enforce the covenants contained in Section
         5.1 or to obtain money damages for the breach thereof, and such action results in the award of a judgement for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorney's fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by Steiner.

         6.       Intellectual Property.      The Company shall be the sole
                  ----------------------
         owner of all the products and proceeds of Steiner's services hereunder, including, but not limited to, all materials, formats, suggestions, developments, arrangements packages, programs and other similar intellectual properties related directly and solely to the Company's business that Steiner may develop or create in rendering services to the Company during the Term, free and clear of any claims by Steiner (or anyone claiming under Steiner) of any kind or character whatsoever (other than Steiner's right to receive payments hereunder). Steiner shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend it right, or title and interest in or to any such properties.

         7.       Term.      The term of Steiner's employment under this
                  -----
         Agreement (the "Term") shall commence as of September 9, 1992 and shall extend to and include the third (3rd) anniversary of such date, unless sooner terminated pursuant to Section 9 of this Agreement; provided, however, that commencing on the first anniversary of the commencement date, and on each anniversary thereafter, the Term shall automatically be extended for one additional year unless, not later than ninety (90) days preceding such date, Steiner or the Company shall give written notice to the other party that it does not wish to extend the Term for such additional period.

         8.       Termination
                  -----------
                  8.1 If Steiner shall die during the Term, the Term shall terminate (i) the Company shall pay Steiner's legal representatives (in addition to any death benefits Steiner may be entitled to receive under any other plan or agreement), monthly or semimonthly installments of Base Salary up to and including the first anniversary of the last day of the month in which Steiner's death occurs, and (ii) following the end of the fiscal year in which Steiner's death occurs, the Company shall pay Steiner's legal representatives (in addition to any death benefits Steiner may be entitled to receive under any other plan or agreement) the full amount which wold have been payable to Steiner, and shall provide Steiner's legal representatives all benefits to which Steiner would have been entitled, but for his death, through the end of the fiscal year in which his death occurs, under any Additional Compensation Plans.

                  8.2 If, during the Term, Steiner shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder for
                  (i) a period of nine (9) consecutive months, or (ii) for shorter periods aggregating nine (9) months during any twelve month period, the Company may at any time after the last day of the nine (9) consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of nine (9) months, by written notice to Steiner (but before Steiner has recovered from such disability), terminate the Term. Notwithstanding such disability, the Company (A) shall continue to pay Steiner monthly or semimonthly installment of Base Salary up to and including the date of such termination, and the Company shall thereafter pay Steiner (in addition to any disability benefits Steiner may be entitled to receive under any other plan or arrangement) monthly or semimonthly installment of fifty percent (50%) of Base Salary up to an including the second anniversary of the date of such termination, and (B) following the end of the fiscal year in which such termination shall have occurred, shall pay Steiner (in addition to any disability benefits Steiner may be entitled to receive under any other plan or agreement) the full amount which would have been payable to Steiner and shall provide Steiner all benefits to which Steiner would have been entitled, but for such termination, through the end of the fiscal year in which termination has occurred, under any Additional Compensation Plan.

                  8.3 In the event of gross neglect by Steiner of his duties hereunder, conviction of Steiner of any felony, or of any lesser crime or offense involving the property of the company or any of its subsidiaries or affiliates, willful misconduct by Steiner in connection with the performance of his duties here under or any other conduct which would constitute a material breach of Steiner's obligations to the Company, the Company may at any time by written notice to Steiner terminate the Term, without any liability to the Company, except the Company (i) shall pay Steiner all monthly or semimonthly installments of Base Salary up to and including the date of such termination, and (ii) following the end of the fiscal year in which such termination shall have occurred, shall pay Steiner the full amount which would have been entitled, but for such termination, though the end of the fiscal year in which termination has occurred, under any Additional Compensation Plan, but prorated up to and including the date of such termination.

                  9.  Company's Obligation on Change in Control or Trigger Event
                      ----------------------------------------------------------
                           9.1 Steiner shall receive the Severance Payment and benefits as defined and provided for in Section 9.3, and Steiner's employment shall terminate upon receipt and in consideration thereof, if a Change in Control or Trigger Even, both as defined in Section 9.2, shall occur.

                           9.2 As used in this Section 9, the following terms shall have the following meanings:

                                 (i) "Change in Control" shall mean an event that would be required to be reported in response to
                           Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange"), as in effect on January 1, 1992.

                                 (ii)    A "Trigger Event" shall be deemed to
                           have occurred if: (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
                           Act), wit the exception of Steiner or any "affiliate" of Steiner (as defined in Section 15 hereof), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; (B) during a period of two (2) consecutive fiscal years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each director was approved by a note of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; (C) the Company shall become a subsidiary of another corporation or shall be reorganized, merged, or consolidated into another corporation (other than a reorganization which qualifies pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended from time to time) unless, in each case, pursuant to a transaction in which the holders of more than eighty percent (80%) of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors will retain similar voting power of such other corporation's voting securities; (D) substantially all of the assets of the Company are sold to another corporation; (E) substantially all of the assets of the Company are sold pursuant to a plan of complete liquidation adopted by the Company's stockholders; or
                           (F) whether or not conditioned on shareholder approval, the issuance by the Company of common stock of the Company representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors, after giving effect to such transaction.

                           9.3

                                 (i)    Upon the occurrence of a Change in
                           Control or Trigger Event described in Section 9.2(i), respectively, Steiner shall be entitled to a cash payment (the "Severance Payment") from the Company on the date of such Change in Control or Trigger Event, and the Company shall pay to Steiner within three (3) business days after such date the Severance Payment, in a lump sum, by a single check in an amount equal to 2.99 times the sum of A plus B minus C, i.e., 2.99 x [(A + B) - B] = Severance Payment.

                                    A being Base Salary as of the date
                                    immediately preceding such Change in Control or Trigger Event;

                                    B being the amount of the bonus or bonuses paid to Steiner by the Company in the fiscal year of the company immediately preceding the year in which the Change in Control or Trigger Event occurs;

                                    C being the portion of the acceleration of payments to Steiner under stock options which are vested solely due to a Chang in Control or Trigger Event which is considered a parachute under Section 280G of the Internal Revenue Code of 1986, as amended from time to time.

                                 (ii) The Company shall indemnify Steiner to the fullest extent permitted by law, for all reasonable legal and accounting fees and expenses incurred by him in seeking to obtain or enforce or retain any right or benefit provided by this Agreement, such indemnification to be in addition to any indemnification under the Company's Certification of Incorporation, Bylaws and insurance to which Steiner shall be entitled.


                           9.4      Notwithstanding anything contained in this
                           Section 9 to the contrary, Steiner may, in his sole discretion, elect to defer the termination of his employment and the payment of the Severance payment, resulting from any Change in Control or Trigger Event (a "Severance Deferral"), by written notice (the "Severance Deferral Notice") given to the Company at any time prior to the earlier of (i) the thirtieth day next following Steiner's receipt of the Severance Payment, and (ii) Steiner's negotiation of the severance Payment. The Severance Deferral Notice shall not be effective unless it is accompanied by the check representing the Severance Payment. If Steiner shall elect a Severance Deferral, he may nevertheless at any time thereafter, upon written notice (the "Severance Effectiveness Notice") to the Company, elect to accept such termination and Severance Payment, in which event, the Severance Payment shall be paid to Steiner with three (3) business days after receipt by the Company of the Severance Effectiveness Notice, in an amount equal to the greater of the Severance Payment (A) had to be computed as of the date of the Change in Control or Trigger Event, or (B) had it been computed as of the date of the Severance Effectiveness Notice. If, subsequent to a change in Control or a Trigger Event, but prior to the receipt and acceptance by Steiner of the Severance Payment, the Term shall expire, or if for any reason the Term shall terminate, whether as a result of the death or disability of Steiner, or the existence of cause for termination, the Severance Payment shall, nevertheless, be paid to Steiner within three (3) business days following such termination, but the payment of Severance Payment shall then be in lieu of, and shall be deemed to satisfy, the Company's obligations under Section 8, to pay any Base Salary to Steiner or his legal representatives, for any period subsequent to termination, or any bonus or bonuses to Steiner or his legal representatives to the extent such bonus or bonuses are included in the computation of the Severance Payment, but shall not relieve the Company from any oblation to provide Steiner or his legal representatives any other benefits under Additional Compensation Plans in accordance with Section 8.

                           10. Notices. All notices, request, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed, first-class, postage prepaid, by registered or certified mail, as follows:

                                     10.1     If to the Company

                                              Banner Aerospace, Inc.
                                              25700 Science Park Drive
                                              Suite 300
                                              Beachwood, Ohio  44122
                                              Attn:  Chairman of the Board.

                                     10.2     If to Steiner:

                                              Mr. Jeffrey J. Steiner
                                              6 Cheyne Walk
                                              London SW3 5QZ
                                              UNITED KINGDON

                                              With a copy to:

                                              Donald E. Miller, Esquire
                                              The Fairchild Corporation
                                              P.O. Box #10803
                                              300 West Service Road
                                              Chantilly, Virginia  22021

Or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

                  11.      Assignment.      This Agreement is binding upon and
                           -----------
                  shall inure to the benefit of the parties hereto and their respective successors, and the assigns of the Company. Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligation hereunder, except that the Company may assign or transfer this Agreement to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company, provided that no such assignment shall relieve the Company from liability for its obligations hereunder. Any purported assignment, other than as provided above, shall be null and void.

                  12.      Waiver, Modification or Amendment.      No waiver of
                           ----------------------------------
                  any provision of this Agreement or modification or amendment of the same shall be effective, binding or enforceable unless in writing and signed by each of the parties hereto.

                  13.      Applicable Law.      This Agreement shall be governed
                           ---------------
                  by and administered in accordance with the laws of the State of Delaware applicable to agreements made and to be entirely performed in such state.

                  14.      Entire Agreement.      This Agreement sets forth the
                           -----------------
                  entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreement, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in the Agreement, and neither party shall be bound by or liable for any alleged representations, promise or inducement not set forth.

                  15.      Subsidiaries and Affiliates.      As used herein, the
                           ----------------------------
                  term "subsidiary" shall mean any corporation or other entity controlled by the corporation in question, and the term "affiliate" with respect to any specified person or entity shall mean and include any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person or entity specified.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Employee has executed this Agreement on the _______ day of _________ 1992.


                          BANNER AEROSPACE, INC.




                          By:_________________________


                          Title:______________________




                          ----------------------------
                          JEFFREY J. STEINER